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EXHIBIT 10.8

DATE:	June 11, 2007
TO:	Molson Coors Brewing Company
ATTENTION:	Mike Rumley, Director, Global Pensions & Financial Risk Management
TELEPHONE:	(303) 277-5674
FACSIMILE:	(303) 277-7168
FROM:	Morgan Stanley & Co. International plc
TELEPHONE:	(212) 762-4242
FACSIMILE:	(212) 507-3567
SUBJECT:	Equity Derivatives Confirmation
REFERENCE NUMBER(S):

The purpose of this facsimile agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between Morgan Stanley & Co. International plc ("Morgan Stanley"), represented by Morgan Stanley Bank ("Agent"), as its agent, and Molson Coors Brewing Company ("Counterparty") on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

Agent is acting as agent for Morgan Stanley but does not guarantee the performance of Morgan Stanley or Counterparty. Morgan Stanley is not a member of the Securities Investor Protection Corporation. Agent, Morgan Stanley and Counterparty each hereby acknowledges that any transactions by Morgan Stanley or Agent in the Shares will be undertaken by Morgan Stanley as principal for its own account, and all of the actions to be taken by Morgan Stanley and Agent in connection with the Transaction shall be taken by Morgan Stanley or Agent independently and without any advance or subsequent consultation with Counterparty. Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act (as defined below) in respect of the Transaction described hereby.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Morgan Stanley and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the "Agreement") in the form of the ISDA 2002 Master Agreement (the "ISDA Form") as if Morgan Stanley and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2.
The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:
Trade Date:	June 11, 2007.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.
Transaction Style:	Modified American, as described below under "Procedure for Exercise".
Transaction Type:	Note Hedging Units.
Seller:	Morgan Stanley.
Buyer:	Counterparty.
Shares:	The Class B common stock, par value USD 0.01 per share, of Counterparty.
Convertible Notes:
2.5% Convertible Senior Notes of Counterparty due July 30, 2013, offered pursuant to a Prospectus to be dated as of June 11, 2007 and issued pursuant to the indenture (the "Original Indenture"), as supplemented by a first supplemental indenture (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), each to be dated on or about June 15, 2007, by and between Counterparty and Deutsche Bank Trust Company Americas, as trustee. Certain defined terms used herein have the meanings assigned to them in the Indenture. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.
Number of Note Hedging Units:	500,000.
Note Hedging Unit Entitlement:
USD1,000 divided by 109.51. Notwithstanding anything to the contrary herein or in the Agreement (including without limitation the provisions of Calculation Agent Adjustment), in no event shall the Note Hedging Unit Entitlement at any time be greater than the Conversion Rate (as such term is defined in the Supplemental Indenture) at such time.
Strike Price:	USD1,000 divided by the Note Hedging Unit Entitlement.
Applicable Percentage:	30%
Premium:	USD 27,823,415.
Premium Payment Date:	The Effective Date.
Exchange:	The New York Stock Exchange.

Related Exchanges:	All Exchanges.
Calculation Agent:
Morgan Stanley. The Calculation Agent shall, upon reasonable written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied.
Procedure for Exercise:
Potential Exercise Dates:	Each Conversion Date.
Conversion Date:	Each "Conversion Date" as defined in the Supplemental Indenture.
Required Exercise on Conversion Dates:
On each Conversion Date, a number of Note Hedging Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture shall be exercised automatically, subject to "Notice of Exercise" below.
Expiration Date:	July 30, 2013.
Multiple Exercise:	Applicable, as provided under "Required Exercise on Conversion Dates".
Automatic Exercise:	As provided under "Required Exercise on Conversion Dates".
Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must notify Morgan Stanley in writing prior to 5:00 PM, New York City time, on the day that is two Scheduled Trading Days prior to the first day of the "Conversion Period", as defined in the Supplemental Indenture, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the "Notice Deadline") of (i) the number of Note Hedging Units being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date and (iii) the applicable "Cash Percentage" (as defined in the Supplemental Indenture).

Settlement Terms:
Net Share Settlement:
In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to "Notice of Exercise" above, in respect of any Exercise Date occurring on a Conversion Date, Morgan Stanley shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount. For the avoidance of doubt, to the extent Morgan Stanley is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to "Physically-Settled" shall be read as references to "Net Share Settled"; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.
Settlement Amount:
The product of the Applicable Percentage and a number of Shares and/or amount of cash in USD equal to the aggregate number of Shares and/or amount of cash, as the case may be, that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to Section 4.05(c) of the Supplemental Indenture (the "Convertible Obligation"); provided that such obligation shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate for the issuance of additional shares or cash as set forth in Section 4.13 of the Supplemental Indenture or any voluntary adjustment pursuant to Sections 4.08 or 4.09 of the Supplemental Indenture; provided further that, if Counterparty is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment relevant to conversion of the Convertible Notes including, but not limited to, the volume-weighted average price of the Shares, Counterparty shall consult with Morgan Stanley with respect thereto prior to making such determination, calculation or adjustment. For the avoidance of doubt, if the "Daily Conversion Value", as defined in the Supplemental Indenture, for each of the "Trading Days", as defined in the Supplemental Indenture, in the relevant "Conversion Period" is less than or equal to USD40, Morgan Stanley will have no delivery obligation hereunder.

Notice of Delivery Obligation:
No later than the Scheduled Trading Day immediately following the last day of the "Conversion Period", as defined in the Supplemental Indenture, Counterparty shall give Morgan Stanley notice of the final number of Shares and/or cash comprising the Convertible Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty's obligations with respect to Notice of Exercise, as set forth above, in any way).
Settlement Date:
In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date one Settlement Cycle following the final day of the "Conversion Period", as defined in the Supplemental Indenture, or (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Morgan Stanley of such Settlement Date prior to 5:00 PM, New York City time.
Settlement Currency:	USD.
Restricted Certificated Shares:
Notwithstanding anything to the contrary in the Equity Definitions, Morgan Stanley may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.
Share Adjustments:
Potential Adjustment Events:
Notwithstanding Section 11.2(e) of the Equity Definitions, a "Potential Adjustment Event" means any occurrence of any event or condition, as set forth in Section 4.06 of the Supplemental Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Sections 4.08, 4.09 or Section 4.13 of the Supplemental Indenture.

Method of Adjustment:
Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Sections 4.08, 4.09 or 4.13 of the Supplemental Indenture), the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, so as to match the relevant adjustment(s) made pursuant to the Indenture.
Extraordinary Events:
Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a "Merger Event" means the occurrence of any event or condition set forth in Section 4.11 of the Supplemental Indenture.
Notice of Merger Consideration:
Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the kind and amounts of consideration received by the holders of Shares in any Merger Event who affirmatively make such an election.
Consequences of Merger Events:
Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares or cash as set forth in Section 4.13 of the Supplemental Indenture or any voluntary adjustment pursuant to Sections 4.08 or 4.09 of the Supplemental Indenture; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to the parties is not reduced as a result of such adjustment.

Nationalization, Insolvency and Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. For the avoidance of doubt, the occurrence of any event that is a Merger Event and would otherwise have been a Delisting will have the consequence specified for the relevant Merger Event.
Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the phrase "the interpretation" in the third line thereof with the phrase "or public announcement of the formal or informal interpretation" and (ii) immediately following the word "Transaction" in clause (X) thereof, adding the phrase "in the manner contemplated by the Hedging Party on the Trade Date".
Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Determining Party:	Morgan Stanley for all applicable Additional Disruption Events
Acknowledgements:
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

Mutual Representations: Each of Morgan Stanley and Counterparty represents and warrants to, and agrees with, the other party that:

  (i)
  Tax Disclosure.    Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

  (ii)
  Commodity Exchange Act.    It is an "eligible contract participant" within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the "CEA"). The

    Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a "trading facility" as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

  (iii)
  Securities Act.    It is a "qualified institutional buyer" as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or an "accredited investor" as defined under the Securities Act.

  (iv)
  Investment Company Act.    It is a "qualified purchaser" as defined under the U.S. Investment Company Act of 1940, as amended.

  (v)
  ERISA.    The assets used in the Transaction (1) are not assets of any "plan" (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the "Code")) subject to Section 4975 of the Code or any "employee benefit plan" (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, and (2) do not constitute "plan assets" within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

  (i)
  Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, insolvent.

  (ii)
  Counterparty shall promptly provide written notice to Morgan Stanley upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Morgan Stanley.

  (iii)
  Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

  (iv)
  Counterparty's financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

  (v)
  Counterparty's investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

  (vi)
  The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated as of June 11, 2007 between Counterparty, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as representatives of the underwriters parties thereto, and the other parties thereto (the "Underwriting Agreement") are true and correct and are hereby deemed to be repeated to Morgan Stanley as if set forth herein.

  (vii)
  Counterparty understands, agrees and acknowledges that Morgan Stanley has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

  (viii)
  Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an "investment company" as such term is defined in the U.S. Investment Company Act of 1940, as amended.

  (ix)
  Counterparty understands, agrees and acknowledges that no obligations of Morgan Stanley to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Morgan Stanley or any governmental agency.

  (x)
  (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Morgan Stanley or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Morgan Stanley or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

  (xi)
  Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Morgan Stanley is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB's Liabilities & Equity Project.

  (xii)
  Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (xiii)
  Counterparty's filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  (xiv)
  Counterparty has not violated, and shall not directly or indirectly violate in any material respect, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

  (xv)
  The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, has been approved by Counterparty's board of directors and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

  (xvi)
  Counterparty shall deliver to Morgan Stanley an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Morgan Stanley in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

Miscellaneous:

  Netting and Set-Off.    The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

  Qualified Financial Contracts.    It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a "qualified financial contract" within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party's rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

  Amendment.    If the underwriters party to the Underwriting Agreement exercise their right to purchase additional Convertible Notes as set forth therein, then, at the request of Counterparty, Morgan Stanley and Counterparty will amend this Confirmation to provide for such increase in Convertible Notes, subject to the repetition by Counterparty of the representations and warranties made by Counterparty in this Confirmation as of the date of such amendment and agreement on pricing terms acceptable to Morgan Stanley and Counterparty (such amendment to provide for the payment by Counterparty to Morgan Stanley of the additional premium related thereto).

  Method of Delivery.    Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Morgan Stanley and Counterparty shall be transmitted exclusively through Agent.

  Staggered Settlement.    Morgan Stanley may, by notice to Counterparty prior to any Settlement Date (a "Nominal Settlement Date"), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a "Staggered Settlement Date") or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Morgan Stanley will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related "Conversion Period") or delivery times and how it will allocate the Shares it is required to deliver under "Net Share Settlement" above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Morgan Stanley will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Morgan Stanley would otherwise be required to deliver on such Nominal Settlement Date.

  Additional Termination Events.    The occurrence of (i) an "Event of Default" with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Original Indenture or Section 5.01 of the Supplemental Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Morgan Stanley shall be the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the portion of the Transaction corresponding to the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event; provided further that, if by the tenth Scheduled Trading Day after Counterparty provides notice of the occurrence of any Repayment Event, Morgan Stanley has not designated an Early Termination Date in respect of the applicable portion of the Transaction, Counterparty also may designate an Early Termination Date in respect of such portion of the Transaction. For the avoidance of doubt, any such designation by Counterparty shall not alter the manner of calculation of any termination amount in respect of the terminated portion of the Transaction or limit the period over which Morgan Stanley may complete any hedging unwind activity.

  "Amendment Event" means that Counterparty amends, modifies, supplements or obtains a waiver with respect to any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible

  Notes to amend, in each case without the prior consent of Morgan Stanley, such consent not to be unreasonably withheld.

  "Repayment Event" means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

  Disposition of Hedge Shares.    Counterparty hereby agrees that if, in the good faith reasonable judgment of Morgan Stanley, the Shares (the "Hedge Shares") acquired by Morgan Stanley for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Morgan Stanley without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Morgan Stanley to sell the Hedge Shares in a registered offering, make available to Morgan Stanley an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Morgan Stanley, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant's "comfort" letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Morgan Stanley, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Morgan Stanley a reasonable opportunity to conduct a "due diligence" investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Morgan Stanley, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Morgan Stanley to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Morgan Stanley, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Morgan Stanley, due diligence rights (for Morgan Stanley or any designated buyer of the Hedge Shares from Morgan Stanley), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Morgan Stanley (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Morgan Stanley for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Morgan Stanley at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Morgan Stanley. "VWAP Price" means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page TAP.N <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation

  Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

  Status of Claims in Bankruptcy.    Morgan Stanley acknowledges and agrees that this Confirmation is not intended to convey to Morgan Stanley rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Morgan Stanley's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction either outside of bankruptcy proceedings or (subject only to the limitation on seniority in the preceding clause) within a bankruptcy proceeding; provided, further, that nothing herein shall limit or shall be deemed to limit Morgan Stanley's rights in respect of any transactions other than the Transaction.

  No Collateral.    Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

  Securities Contract; Swap Agreement.    The parties hereto agree and acknowledge that Morgan Stanley is a "financial institution," "swap participant" and/or "financial participant" within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the "Bankruptcy Code"). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a "termination value," "payment amount" or "other transfer obligation" within the meaning of Section 362 of the Bankruptcy Code and a "settlement payment" within the meaning of Section 546 of the Bankruptcy Code, and (ii) a "swap agreement," as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a "termination value," a "payment amount" or "other transfer obligation" within the meaning of Section 362 of the Bankruptcy Code and a "transfer" within the meaning of Section 546 of the Bankruptcy Code, and (B) that Morgan Stanley is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

  Repurchase Notices.    Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Morgan Stanley a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 6.0% and (b) greater by 0.5% than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Unit Equity Percentage as of the date hereof). The "Unit Equity Percentage" as of any day is the fraction (i) the numerator of which is the product of the Applicable Percentage, the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Morgan Stanley and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a "Section 16 Indemnified Person") from and against any and all losses (including losses relating to Morgan Stanley's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty's failure to provide Morgan Stanley with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Section 16 Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

  Alternative Calculations and Morgan Stanley Payment on Early Termination and on Certain Extraordinary Events.    If Morgan Stanley owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and "Consequences of Merger Events" above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty's control) (a "Morgan Stanley Payment Obligation"), Counterparty shall have the right, in its sole discretion, to require Morgan Stanley to satisfy any such Morgan Stanley Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Morgan Stanley, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable ("Notice of Morgan Stanley Termination Delivery"). Within a commercially reasonable period of time following receipt of a Notice of Morgan Stanley Termination Delivery, Morgan Stanley shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Morgan Stanley Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to "Shares" shall be read as references to "Termination Delivery Units." It is understood and agreed that notwithstanding anything to the contrary in the Equity Definitions or the Agreement, Counterparty shall have no obligation hereunder or under the Agreement to make any delivery or payment to Morgan Stanley in connection with any Early Termination Date.

  "Termination Delivery Unit" means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (b) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

  Rule 10b-18.    Except as disclosed to Morgan Stanley in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Morgan Stanley that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date ("Rule 10b-18 purchase," "blocks" and "Affiliated Purchaser" each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares (i) during the period beginning on such date and ending on the Effective Date (inclusive) and (ii) during the period agreed by the parties in connection with any increase in the Number of Note Hedge Units that may be agreed pursuant to "Amendment" above.

  Regulation M.    Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not (i) until the Effective Date (inclusive) and (ii) during the period agreed by the parties in connection with any increase in the Number of Note Hedge Units that may be agreed pursuant to "Amendment" above, engage in any such distribution.

  No Material Non-Public Information.    On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the Effective Date (inclusive), as well as on (x) the date of any increase in the Number of Note Hedge Units that may be agreed pursuant to "Amendment" above and (y) the date on which Counterparty designates an

  Early Termination Date pursuant to "Additional Termination Events" above, Counterparty represents and warrants to Morgan Stanley that it is not aware of any material nonpublic information concerning itself or the Shares.

  Right to Extend.    Morgan Stanley may postpone any potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Morgan Stanley determines, in its reasonable discretion based on advice of counsel, that such extension is reasonably necessary or appropriate to (i) preserve Morgan Stanley's hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Morgan Stanley to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Morgan Stanley were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Morgan Stanley.

  Transfer or Assignment.    Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Morgan Stanley. Morgan Stanley may transfer or assign (i) all or a portion of its Note Hedging Units hereunder at any time to any affiliate of Morgan Stanley or (ii) the Terminated Portion under the conditions and pursuant to the provisions set forth in the immediately following paragraph to any third party, in each case with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor's Ratings Services or its successor ("S&P"), or A1 or better by Moody's Investors Service, Inc. ("Moody's") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Morgan Stanley, without the consent of Counterparty.

  If, as determined in Morgan Stanley's sole discretion, (x) its "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8.5% of Counterparty's outstanding Shares and (y) Morgan Stanley is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding paragraph to reduce such "beneficial ownership" below 8.5%, Morgan Stanley may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the "Terminated Portion") of this Transaction, such that its "beneficial ownership" following such partial termination will be approximately equal to but less than 8.5%. In the event that Morgan Stanley so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption "Alternative Calculations and Morgan Stanley Payment on Early Termination and on Certain Extraordinary Events" shall apply to any amount that is payable by Morgan Stanley to Counterparty pursuant to this sentence).

  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Morgan Stanley to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Morgan Stanley may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Morgan Stanley's obligations in respect of the Transaction and any such designee may assume such obligations. Morgan Stanley shall be discharged of its obligations to Counterparty to the extent of any such performance.

  Severability; Illegality.    If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

  Waiver of Jury Trial.    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

  Early Unwind.    In the event the sale of Convertible Notes is not consummated with the underwriters thereof for any reason by the close of business in New York on June 15, 2007 (or such later date as agreed upon by the parties) (June 15, 2007 or such later date as agreed upon being the "Early Unwind Date"), the Transaction shall automatically terminate (the "Early Unwind") on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Morgan Stanley and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than in cases involving a breach of the Underwriting Agreement by Morgan Stanley or an affiliate thereof, Counterparty shall purchase from Morgan Stanley on the Early Unwind Date all Shares purchased by Morgan Stanley or one or more of its affiliates, and assume, or reimburse the cost of, derivatives entered into by Morgan Stanley or one or more of its affiliates, in each case, in connection with hedging of the Transaction on or after the date hereof and the unwind of such hedging activities. The amount payable by Counterparty shall be Morgan Stanley's (or its affiliates) actual cost of such Shares and unwind cost of such derivatives as Morgan Stanley informs Counterparty and shall be paid in immediately available funds on the Early Unwind Date. Morgan Stanley and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

  Governing law.    The law of the State of New York.

Contact information.    For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a)
Counterparty

Molson Coors Brewing Company
1225 17th Street
Suite 3100
Denver, CO 80202 USA
Attention: Mike Rumley, Director, Global Pensions & Financial Risk Management
Fax: 303-277-7168

(b)
Morgan Stanley

Morgan Stanley Bank
c/o Morgan Stanley
750 Seventh Avenue, 29th Floor
New York, NY 10019
Attention: Robert Poselle
Telephone: (212) 762-4242
Facsimile: (212) 507-3567

with a copy to:

Law Division
Morgan Stanley
1585 Broadway, 38th Floor
New York, NY 10036
Attention: Anthony Cicia
Telephone: (212) 761-3452
Facsimile: (212) 507-4338

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Morgan Stanley a facsimile of the fully-executed Confirmation to Morgan Stanley at 212-507-3567. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ RAJUL PATEL Name: Rajul Patel Title: Vice President

MORGAN STANLEY BANK

By:	Name: Title:

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

MOLSON COORS BREWING COMPANY

By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President and Treasurer

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Morgan Stanley a facsimile of the fully-executed Confirmation to Morgan Stanley at 212-507-3567. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	Name: Title:

MORGAN STANLEY BANK

By:	/s/ RICHARD UHLIG Name: Richard Uhlig Title: Chief Executive Officer

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

MOLSON COORS BREWING COMPANY

By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President and Treasurer

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EXHIBIT 10.8